The Board of Directors
Mid-Coast Bancorp, Inc.

We consent to the incorporation by reference in this Annual Report (Form 10-
KSB) of Mid-Coast Bancorp, Inc. of our report dated May 3, 1996, included in the 1996 Annual Report to Shareholders of Mid-Coast Bancorp, Inc. We also consent to the incorporation by reference in the Registration Statement Form S-8 (No. 33-69194) pertaining to the 1989 Stock Option Plan of Mid-Coast Bancorp, Inc. of our report dated May 3, 1996, with respect to the consolidated financial statements of Mid-Coast Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-KSB) for the year ended March 31, 1996.





Portland, Maine                        /s/ Baker Newman & Noyes
June 24, 1996                          Limited Liability Company